As filed with the Securities and Exchange Commission on December 19, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Verastem, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-3269467
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

117 Kendrick St., Suite 500 Needham, MA	02494
(Address of Principal Executive Offices)	(Zip Code)

2014 Inducement Award Program

(Full title of the plan)

Robert Forrester
President and Chief Executive Officer
Verastem, Inc.

117 Kendrick St., Suite 500

Needham, MA 02494

(781) 292-4200

(Name, address, and telephone number, including area code, of agent for service)

With copies to:

Marko S. Zatylny

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See definition of “accelerated filer”, “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.0001 par value per share	750,000 shares	$8.27	$6,202,500	$720.73

(1)       This Registration Statement covers an aggregate of 750,000 shares of the Registrant’s Common Stock, par value $0.0001 per share (the “Common Stock”), that may be issued pursuant to awards granted or to be granted in accordance with Nasdaq Listing Rule 5635(c)(4), as an inducement material to an individual’s entering into employment with the Registrant.  In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”) this Registration Statement also covers such additional shares of Common Stock as may be issued to prevent dilution from stock splits, stock dividends and similar transactions.

(2)         Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act, the proposed maximum offering price per share and the maximum aggregate offering price for the shares have been calculated solely for the purpose of computing the registration fee on the basis of the average high and low prices of the Common Stock as reported by the Nasdaq Global Market on December 16, 2014 to be $8.51 and $8.02, respectively.

EXPLANATORY NOTE

On December 12, 2014, the Board of Directors of the Registrant authorized and reserved 750,000 shares of Common Stock that may be issued pursuant to awards granted or to be granted in accordance with Nasdaq Listing Rule 5635(c)(4), as an inducement material to an individual’s entering into employment with the Registrant (“Inducement Awards”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)                                 The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the Commission on March 6, 2014.

(b)                                 The Definitive Proxy Statement on Schedule 14A, filed on April 7, 2014 and any amendments thereto (excluding those portions that are not incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2013).

(c)                                  The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014, as filed with the Commission on May 8, 2014, June 30, 2014, as filed with the Commission on August 7, 2014 and September 30, 2014, as filed with the Commission on October 30, 2014.

(d)                                 The Registrant’s Current Reports on Form 8-K filed with the Commission on February 25, 2014, March 11, 2014, April 18, 2014, May 8, 2014, May 12, 2014,  September 16, 2014 and December 18, 2014.

(e)                                  The description of the Registrant’s Common Stock contained in Item 1 of the Registrant’s Registration Statement on Form 8-A (File No. 001-35403), dated January 23, 2012, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “ Exchange Act”), incorporating by reference the information concerning the Registrant’s common stock included under the caption “Description of capital stock” in its Registration Statement on Form S-1, declared effective on January 26, 2012 (File No. 333-177677), and any amendment or report filed for the purposes of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s certificate of incorporation provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is party or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s certificate of incorporation provides that it will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was, or has agreed to become, the Registrant’s director or officer, or is or was serving, or has agreed to serve, at its request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

The Registrant’s certificate of incorporation also provides that it will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of it to procure a judgment in its favor by reason of the fact that the Indemnitee is or was, or has agreed to become, the Registrant’s director or officer, or is or was serving, or has agreed to serve, at its request as a director, officer, partner, employee or trustee or, or in a similar capacity with, another corporation, partnership, joint venture, trust of other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless, and only to the extent that, a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification for such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Registrant against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If the Registrant does not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

The Registrant has entered into indemnification agreements with its directors. In general, these agreements provide that the Registrant will indemnify the director to the fullest extent permitted by law for claims arising in his or her capacity as a director of the Registrant or in connection with his or her service at the Registrant’s request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director makes a claim for indemnification and establish certain presumptions that are favorable to the director.

The Registrant maintains standard directors’ and officers’  insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

4.1

Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011, filed by the Registrant with the Securities and Exchange Commission on March 30, 2012)

4.2

Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.4 to Amendment No. 3 to the Registration Statement on Form S-1 filed by the Registrant with the Securities and Exchange Commission on January 13, 2012)

4.4	Form of Inducement Award Nonstatutory Stock Option Agreement (filed herewith)

5.1	Opinion of Ropes & Gray LLP (filed herewith)

23.1	Consent of Ropes & Gray LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP (filed herewith)

24.1	Power of attorney (included on the signature page of this Registration Statement under the caption “Power of Attorney”)

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

1.                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, That paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Needham, Commonwealth of Massachusetts on December 19, 2014.

VERASTEM, INC.

By:	/s/ Robert Forrester
Robert Forrester
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Robert Forrester and John B. Green, and each of them singly, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them singly, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE

/s/ Robert Forrester	President and Chief Executive Officer	December 19, 2014
Robert Forrester	(Principal executive officer) and Director

/s/ John B. Green	Chief Financial Officer	December 19, 2014
John B. Green	(Principal financial and accounting officer)

/s/ Christoph Westphal, M.D., Ph.D.	Executive Chairman and Director	December 19, 2014
Christoph Westphal, M.D., Ph.D.

/s/ Timothy Barberich	Director	December 19, 2014
Timothy Barberich

/s/ Paul Friedman, M.D.	Director	December 19, 2014
Paul Friedman, M.D.

/s/ Michael Kauffman, M.D., Ph.D.	Director	December 19, 2014
Michael Kauffman, M.D., Ph.D.

/s/ Alison Lawton	Director	December 19, 2014
Alison Lawton

/s/ S. Louise Phanstiel	Director	December 19, 2014
S. Louise Phanstiel

/s/ Stephen A. Sherwin, M.D.	Director	December 19, 2014
Stephen A. Sherwin, M.D.

/s/ Henri Termeer	Director	December 19, 2014
Henri Termeer

EXHIBIT INDEX

Exhibit	Description

4.1

Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011, filed by the Registrant with the Securities and Exchange Commission on March 30, 2012)

4.2

Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.4 to Amendment No. 3 to the Registration Statement on Form S-1 filed by the Registrant with the Securities and Exchange Commission on January 13, 2012)

4.4	Form of Inducement Award Nonstatutory Stock Option Agreement (filed herewith)

5.1	Opinion of Ropes & Gray LLP (filed herewith)

23.1	Consent of Ropes & Gray LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP (filed herewith)

24.1	Power of attorney (included on the signature page of this Registration Statement under the caption “Power of Attorney”)